EX-99.B(d)(2)(v)

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN WELLS FARGO FUNDS TRUST, WELLS FARGO

FUNDS MANAGEMENT, LLC AND SMITH ASSET

MANAGEMENT, L.P.

Appendix A

Diversified Bond Fund

Diversified Equity Fund

Diversified Small Cap Fund

Growth Balanced Fund

Growth Equity Fund

Moderate Balanced Fund

Strategic Growth Allocation Fund

Strategic Income Fund

Approved by Board of Trustees: October 24, 2000, February 6, 2001, May 8, 2001, November 6, 2001 and December 23, 2001 (to change the name of the Aggressive Balanced-Equity Fund to the Strategic Growth Allocation Fund).

Most Recent Annual Approval Date: May 18, 2004.